EXHIBIT 12

               CATERPILLAR FINANCIAL SERVICES CORPORATION

 Statement Setting Forth Computation of Ratio of Profit to Fixed Charges
                          (Dollars in millions)


                                                 Years ended December 31,

                                                1994        1993        1992

Income before cumulative effect of
  change in accounting for income taxes       $ 32.2      $ 37.8      $ 34.0
Add:
  Provision for income taxes                    19.3        21.3        17.6


Deduct:
  Equity in profit of partnerships               1.7         1.6         1.7

Profit before taxes                           $ 49.8      $ 57.5      $ 49.9

Fixed charges:
  Interest on borrowed funds                  $212.1      $173.1      $174.4
  Rentals - at computed interest*                1.3         1.2         1.0
Total fixed charges                           $213.4      $174.3      $175.4

Profit before taxes plus fixed charges        $263.2      $231.8      $225.3

Ratio of profit before taxes plus fixed
  charges to fixed charges                      1.23        1.33        1.28



*Those portions of rent expense that are representative of interest cost.